Exhibit 99.1
EVERI REPORTS 2019 SECOND QUARTER RESULTS

•	Revenues increase 9.3% to quarterly record $129.7 million reflecting record Games and FinTech revenue

•	Net Income improves 267% to $5.5 million; Diluted Earnings per share rise to $0.07

•	Adjusted EBITDA increases 7.7% to quarterly record $64.1 million

Las Vegas, NV - August 6, 2019 - Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported record financial results for the second quarter ended June 30, 2019.
“Our focus on product innovation across both Games and FinTech, a commitment to excellence in customer service, and our continued prudent fiscal management once again helped drive record quarterly operating results,” said Everi President and CEO, Michael Rumbolz. “We generated our twelfth consecutive quarter of year over year revenue and Adjusted EBITDA growth, and our sixth consecutive quarter of positive net income. Revenue was up 9.3% to a record $129.7 million, net income increased 267% to $5.5 million, and Adjusted EBITDA rose 7.7% to a record $64.1 million. This growth was achieved across the business as the Games and FinTech businesses each had record revenues and Adjusted EBITDA. Free Cash Flow continues to grow as we generated $7.0 million in the quarter and $28.2 million for the first half of 2019, which is up $21.8 million compared to the first half of 2018. We repaid $15.7 million on our Term Loan during the second quarter and we expect to continue to utilize Free Cash Flow to reduce debt.”

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2019	2018
	(in millions, except per share amounts)
Revenues	$129.7	$118.7

Operating income (1)	$24.9	$22.6

Net income (1)	$5.5	$1.5

Net earnings per diluted share (1)	$0.07	$0.02

Diluted shares outstanding	79.2	73.4

Adjusted EBITDA (2)	$64.1	$59.5

(1)
Operating income, net income and net earnings per diluted share for the three months ended June 30, 2019 included approximately $0.8 million of operating expense for certain non-recurring professional fees and related costs and expenses associated with the acquisition of certain player loyalty assets and a non-cash charge of $0.8 million for the write-off of inventory related to certain legacy cabinets. Operating income, net income, and net earnings per diluted share for the three months ended June 30, 2018 include a non-cash charge of $2.6 million related to the write-off of certain inventory and fixed assets.

(2)	For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
Mr. Rumbolz added, “The record Games segment operating performance included continued growth across nearly all of the business’ key performance indicators. Second quarter unit sales increased 14.6% as we continue to see strong demand for our new Empire MPX cabinet and achieve solid sales for our mechanical reel games in our popular Player Classic cabinet. As anticipated, we returned to growth in our installed base in the second quarter driven primarily by a strong increase in premium unit placements, including wide-area progressive (“WAP”) units. Our premium unit installed base rose nearly 23% year over year, with WAP units up more than 56%, or 288 units, to 800 units at quarter end. The higher performance of our premium games as well as the investments we have made to improve the performance of the balance of the installed units led to the seventh consecutive quarter of growth in daily win per unit (“DWPU”), which improved 9.4% to a quarterly record $32.26.
“Our FinTech business also continues to grow, as the segment generated record revenue and Adjusted EBITDA in the second quarter. This is a testament to our ability to offer industry leading integrated solutions that help our customers operate more efficiently and maximize funds delivered to their casino floors while providing their guests with a rich, seamless experience. We are successfully executing on the attractive replacement cycle opportunity for integrated kiosk sales, with the second quarter representing another period of strong equipment sales. Information services revenues also rose more than 55% in the quarter inclusive of the benefit from our player loyalty technology acquired in March.
“Everi’s outlook for continued growth remains very promising. The improvement in our games and expansion of our offerings to better serve our customers will help drive additional growth across both segments of our business over the balance of the year. We expect a continued expansion of our installed base over the second half of the year along with increases in DWPU and year-over-year growth in full year unit sales. We also expect further growth across our FinTech revenue drivers in the second half of the year, including the ongoing trend of strong sales of our integrated kiosks and further upside related to our new player loyalty technology. As a result of the continued strength in both lines of business, we remain on track to achieve our outlook for full year Adjusted EBITDA of $252 million to $255 million and for full year Free Cash Flow to double compared to last year.”

Second Quarter 2019 Results Overview
Revenues for the second quarter of 2019 increased 9.3% to a record $129.7 million, from $118.7 million in the second quarter of 2018. Games and FinTech segment revenues were $69.4 million and $60.3 million, respectively, for the second quarter of 2019. Operating income of $24.9 million for the second quarter of 2019 compares to $22.6 million in the second quarter of 2018.
The Company recorded income before income tax of $4.4 million in the second quarter of 2019 compared to $0.3 million in the second quarter of 2018. Income before income tax for the three months ended June 30, 2018 includes $1.2 million in transaction related fees and $0.2 million from the loss on early extinguishment of debt related to the May 2018 repricing of the Company’s Senior Secured Term Loan. Net income increased approximately 267% to $5.5 million, or $0.07 per diluted share, for the second quarter of 2019 as compared to net income of $1.5 million, or $0.02 per diluted share, in the prior-year period.
Adjusted EBITDA for the second quarter of 2019 increased approximately 7.7%, or $4.6 million, to a record $64.1 million from $59.5 million in the second quarter of 2018. Games and FinTech segment Adjusted EBITDA for the three months ended June 30, 2019 were $34.7 million and $29.4 million, respectively. Games and FinTech segment Adjusted EBITDA for the three months ended June 30, 2018 were $33.7 million and $25.8 million, respectively.
New Vice President of Investor Relations
Everi also announces that William Pfund recently joined the Company in the new role of Vice President of Investor Relations. He will be responsible for managing all aspects of the Company’s investor relations activities. Prior to joining Everi, Mr. Pfund has held similar roles in the gaming industry with Scientific Games Corporation and WMS Industries.
Randy Taylor, Executive Vice President and Chief Financial Officer for Everi, commented, “We’re very pleased to welcome Bill to Everi. He brings a proven track record for developing and managing investor relations programs. Bill’s knowledge of the industry will help to expand our interactions with both existing as well as potential new investors.”

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2019	2018
	(in millions, except unit amounts and prices)
Revenues	$69.4	$66.0

Operating income (1)	$2.6	$2.3

Adjusted EBITDA (2)	$34.7	$33.7

Unit sales:
Units sold	1,270	1,108
Average sales price ("ASP")	$17,338	$17,650

Gaming operations installed base:
Average units installed during period:
Average units installed	13,624	14,174
Approximate daily win per unit (3)	$32.26	$29.49

Units installed at end of period:
Class II	9,205	9,494
Class III	4,489	4,707
Total installed base	13,694	14,201

Installed base - Oklahoma	6,372	6,761
Installed base - non-Oklahoma	7,322	7,440
Total installed base	13,694	14,201

Premium units	3,413	2,782

(1)
Operating income for the three months ended June 30, 2019 included approximately $0.3 million of operating expense for certain non-recurring professional fees and related costs and a non-cash charge of $0.8 million for the write-off of inventory related to certain legacy cabinets. Operating income for the three months ended June 30, 2018 includes a non-cash charge of $2.6 million related to the write-off of certain inventory and fixed assets.

(2)	For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.

(3)	Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2019 Second Quarter Games Segment Highlights
Games segment revenues were $69.4 million in the second quarter of 2019 compared to $66.0 million in the second quarter of 2018.

•
Revenues from gaming operations and other increased approximately 5.3%, or $2.3 million, to a record $46.0 million in the second quarter of 2019 compared to $43.7 million in the prior-year period. The year-over-year improvement reflects an approximate 9.4% increase in estimated DWPU to a quarterly record $32.26, which was partially offset by the anticipated year-over-year decline in the average installed base.

◦
As anticipated, the installed base at June 30, 2019 declined 507 units year over year to 13,694 units, reflecting previously disclosed unit reductions in the second half of 2018 and the first quarter of 2019. On a quarterly sequential basis, the installed base grew by 50 units, primarily reflecting the continued expansion of premium units, partially offset by the Company’s proactive removal of lower performing games at a customer’s facilities in Oklahoma and conversions from lease to sale throughout the installed base.

◦
The premium portion of the installed base increased 22.7% year over year, or by 631 units, to 3,413 units, which was 409 units higher on a quarterly sequential basis. Wide-area progressive units, which are a component of premium units, grew by 288 units year over year and by 77 units on a quarterly sequential basis to 800 units at June 30, 2019.

◦
DWPU in the second quarter of 2019 increased 9.4%, or $2.77, to $32.26, compared to $29.49 in the prior-year period. The increase reflects, in part, growth in premium unit placements, including wide-area progressive games, and improvements in overall unit performance following capital investments in new cabinets and games and an update of a portion of the installed base. This was the seventh consecutive quarter of year-over-year growth in DWPU.

◦	Interactive revenue was $1.3 million in the second quarter of 2019 compared to $0.3 million in the prior-year period.

◦	Revenues from the New York Lottery business were $4.9 million in the second quarter of 2019 compared to $4.8 million in the prior-year period.

•
Revenues generated from the sale of gaming units and other related parts and equipment totaled $23.4 million in the second quarter of 2019 compared to revenues of $22.3 million in the prior-year period. Unit sales increased 14.6% year over year to 1,270 units in the second quarter of 2019 compared to 1,108 units in the prior-year period.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2019	2018
	(in millions, unless otherwise noted)
Revenues	$60.3	$52.7

Operating income (1)	$22.3	$20.3

Adjusted EBITDA (2)	$29.4	$25.8

Aggregate dollar amount processed (in billions):
Cash advance	$1.9	$1.7
ATM	$5.3	$4.9
Check warranty	$0.4	$0.3

Number of transactions completed (in millions):
Cash advance	2.9	2.7
ATM	24.8	23.0
Check warranty	0.9	0.9

(1)
Operating income for the three months ended June 30, 2019 includes the impact of approximately $0.5 million of operating expense for certain non-recurring professional fees and related costs and certain expenses associated with the acquisition of certain player loyalty assets.

(2)	For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow at the end of this release.
2019 Second Quarter Financial Technology Solutions Segment Highlights
FinTech revenues increased approximately 14.4% to $60.3 million in the second quarter of 2019 compared to $52.7 million in the prior-year period.

•
Revenues from cash access services, which include ATM, cash advance and check services, were $39.7 million in the second quarter of 2019 and 2018. Second quarter 2019 cash access services revenues reflect the benefit from increased same store transactions and dollars processed, as well as the benefits from new customer wins from competitive bid processes and new casino openings or expansions. This was offset by the impact of increased commission expense resulting from the Company securing long-term cash access extensions with several large customers as well as an impact from higher interchange costs related to certain ATM transactions. The Company expects to recover a portion of the prospective impact from the interchange cost increases in the second half of 2019.

•
Equipment sales revenues increased 62.5%, or $3.0 million, to $7.8 million in the second quarter of 2019 compared to $4.8 million in the second quarter of 2018. This increase is primarily due to higher year over year sales of fully integrated kiosks and other operator efficiency products in addition to $1.1 million of equipment sales from the newly acquired player loyalty and marketing business.

•
Revenues from information services and other, which includes kiosk maintenance, compliance products, Central Credit, player loyalty and other revenue, increased 56.1%, or $4.6 million, to $12.8 million, in the second quarter of 2019 compared to $8.2 million in the second quarter of 2018. The increase is primarily due to $3.8 million of new revenues related to recurring software license support for the newly acquired player loyalty and marketing business.

2019 Outlook
Everi today reiterated its 2019 forecast for its expectation to generate growth in revenue, Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA is expected to rise to between $252 million to $255 million, with broad-based growth across the Company’s operating segments including expectations for:

•	An increase in Games unit sales from the 4,513 units sold in 2018;

•	Growth in gaming operations revenue driven by increases in both DWPU and in the number of units in the year-end installed base;

•	Higher Interactive revenue;

•	Higher cash access service revenue;

•	An increase in sales of fully integrated kiosks and other FinTech equipment including player loyalty equipment; and,

•
An increase in information services and other revenue driven by expected growth in revenue related to the servicing of FinTech equipment, higher compliance revenue and software sales, maintenance and professional services from the recently acquired player loyalty technology.

In addition, the Company expects capital expenditures and placement fees for 2019 will be between $122 million and $125 million, including approximately $3 million to $5 million related to the player loyalty acquisition.
For a reconciliation of projected net income to projected Adjusted EBITDA, see the Reconciliation of Projected Net Income to Projected EBITDA, Projected Adjusted EBITDA and Free Cash Flow provided at the end of this release.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2019 second quarter results at 5:00 p.m. ET today.  The conference call may be accessed live over the phone by dialing (800) 263-0877 or for international callers by dialing (646) 828-8143.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 2252326.  The replay will be available until August 13, 2019. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with, our net earnings, operating income, basic or diluted earnings per share and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest, loss on extinguishment of debt, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, the write-off of inventory and fixed assets, and asset acquisition expense and other non-recurring professional service fees. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding (a) its ability to continue expanding the segments of the gaming floor the Company’s games address; execute on key initiatives and deliver ongoing improvements; accelerate Free Cash Flow generation; integrate the acquisition and achieve future growth; drive growth for the Company’s installed base and its DWPU, and create incremental value for its shareholders; and (b) its guidance related to 2019 financial and operational metrics, including Adjusted EBITDA, Free Cash Flow, unit sales of Gaming units and FinTech equipment, the installed base size and placements, DWPU, revenues, the contribution from the acquisition and anticipated levels of capital expenditures and placement fees, depreciation expense, amortization expense, interest expense, and income tax benefit, including cash tax payments, cash interest payments, non-cash stock compensation expense, accretion of contract rights and net income.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2018 , and are based on information available to us on the date hereof.
These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This press release should be read in conjunction with the Form 10-Q to which it relates, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi is a leading supplier of technology solutions for the casino gaming industry. The Company Powers the Casino Floor® by providing casino operators with a diverse portfolio of products including innovative gaming machines and casino operational and management systems that include comprehensive, end-to-end financial technology solutions, critical intelligence offerings, and gaming operations efficiency technology. Everi also provides proven, tier one land-based game content to online social and real-money markets via its Remote Game Server and operates social play for fun casinos. Everi’s mission is to be a transformative force for casino operations by facilitating memorable player experiences, delivering reliable protection and security, and striving for customer satisfaction and operational excellence. For more information, visit www.everi.com.
Contacts
Investor Relations
JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com

Everi Holdings Inc.
Corporate Contact
William Pfund
VP, Investor Relations
702-676-9513 or william.pfund@everi.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Games revenues
Gaming operations	$45,576	$43,022	$89,862	$83,078
Gaming equipment and systems	23,412	22,278	46,499	42,431
Gaming other	391	648	445	656
Games total revenues	69,379	65,948	136,806	126,165
FinTech revenues
Cash access services	39,696	39,739	80,528	77,958
Equipment	7,835	4,765	14,863	9,183
Information services and other	12,796	8,230	21,284	16,377
FinTech total revenues	60,327	52,734	116,675	103,518
Total revenues	129,706	118,682	253,481	229,683
Costs and expenses
Games cost of revenues
Gaming operations	3,726	4,211	7,850	8,393
Gaming equipment and systems	13,432	12,045	25,961	22,786
Gaming other	347	559	347	559
Games total cost of revenues	17,505	16,815	34,158	31,738
FinTech cost of revenues
Cash access services	2,968	2,446	5,665	4,676
Equipment	4,597	3,426	8,927	5,940
Information services and other	970	980	1,928	2,197
FinTech total cost of revenues	8,535	6,852	16,520	12,813
Operating expenses	39,167	37,570	73,815	69,757
Research and development	6,672	4,595	14,203	8,906
Depreciation	15,258	13,701	30,047	26,526
Amortization	17,690	16,552	33,987	32,855
Total costs and expenses	104,827	96,085	202,730	182,595
Operating income	24,879	22,597	50,751	47,088
Other expenses
Interest expense, net of interest income	20,433	22,122	40,833	42,429
Loss on extinguishment of debt	—	166	—	166
Total other expenses	20,433	22,288	40,833	42,595
Income before income tax	4,446	309	9,918	4,493
Income tax benefit	(1,040)	(1,166)	(1,428)	(1,591)
Net income	5,486	1,475	11,346	6,084
Foreign currency translation	(35)	(1,058)	469	(735)
Comprehensive income	$5,451	$417	$11,815	$5,349
Earnings per share
Basic	$0.08	$0.02	$0.16	$0.09
Diluted	$0.07	$0.02	$0.15	$0.08
Weighted average common shares outstanding
Basic	71,477	69,203	70,909	68,946
Diluted	79,158	73,440	77,211	73,323

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$11,346	$6,084
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation	30,047	26,526
Amortization	33,987	32,855
Amortization of financing costs and discounts	1,789	3,061
Loss on sale or disposal of assets	1,121	215
Accretion of contract rights	4,318	4,178
Provision for bad debts	5,912	5,114
Deferred income taxes	(1,748)	(1,909)
Write-down of inventory and fixed assets	843	2,575
Reserve for obsolescence	670	1,053
Stock-based compensation	4,160	4,305
Loss on extinguishment of debt	—	166
Changes in operating assets and liabilities:
Settlement receivables	(161,117)	87,336
Trade and other receivables	(16,497)	(20,230)
Inventory	(4,570)	(2,359)
Other assets	(18,500)	1,977
Settlement liabilities	(3,478)	(99,859)
Other liabilities	24,060	(1,857)
Net cash (used in) provided by operating activities	(87,657)	49,231
Cash flows from investing activities
Capital expenditures	(45,683)	(57,936)
Acquisition	(20,000)	—
Proceeds from sale of fixed assets	50	79
Placement fee agreements	(11,648)	(10,117)
Net cash used in investing activities	(77,281)	(67,974)
Cash flows from financing activities
Repayments of credit facilities	(17,700)	(4,100)
Debt issuance costs and discounts	—	(1,276)
Proceeds from exercise of stock options	9,450	6,373
Purchase of treasury stock	(980)	(47)
Net cash (used in) provided by financing activities	(9,230)	950
Effect of exchange rates on cash	714	(620)
Cash, cash equivalents and restricted cash
Net decrease for the period	(173,454)	(18,413)
Balance, beginning of the period	299,181	129,604
Balance, end of the period	$125,727	$111,191

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At June 30,	At December 31,
	2019	2018
Cash available
Cash and cash equivalents	$123,845	$297,532
Settlement receivables	244,183	82,359
Settlement liabilities	(331,291)	(334,198)
Net Cash Position	36,737	45,693

Undrawn revolving credit facility	35,000	35,000

Net Cash Available	$71,737	$80,693

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA AND
TO FREE CASH FLOW
(In thousands)

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
	Games	FinTech	Total	Games	FinTech	Total
Net income			$5,486			$1,475
Income tax benefit			(1,040)			(1,166)
Loss on extinguishment of debt			—			166
Interest expense, net of interest income			20,433			22,122

Operating income	$2,552	$22,327	$24,879	$2,307	$20,290	$22,597

Plus: depreciation and amortization	28,093	4,855	32,948	26,021	4,232	30,253

EBITDA	$30,645	$27,182	$57,827	$28,328	$24,522	$52,850

Non-cash stock compensation expense	736	1,650	2,386	677	1,278	1,955
Accretion of contract rights	2,197	—	2,197	2,121	—	2,121
Write-off of inventory and fixed assets	843	—	843	2,575	—	2,575
Asset acquisition expense and other non-recurring professional fees	298	519	817	—	—	—

Adjusted EBITDA	$34,719	$29,351	$64,070	$33,701	$25,800	$59,501

Cash paid for interest			(27,079)			(27,638)
Cash paid for capital expenditures			(23,489)			(31,597)
Cash paid for placement fees			(6,319)			(5,474)
Cash paid for income taxes, net of refunds			(201)			(156)

Free Cash Flow			$6,982			$(5,364)

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA AND
TO FREE CASH FLOW
(In thousands)

	Six Months Ended June 30, 2019			Six Months Ended June 30, 2018
	Games	FinTech	Total	Games	FinTech	Total
Net income			$11,346			$6,084
Income tax benefit			(1,428)			(1,591)
Loss on extinguishment of debt			—			166
Interest expense, net of interest income			40,833			42,429

Operating income	$5,656	$45,095	$50,751	$6,660	$40,428	$47,088

Plus: depreciation and amortization	55,249	8,785	64,034	50,644	8,737	59,381

EBITDA	$60,905	$53,880	$114,785	$57,304	$49,165	$106,469

Non-cash stock compensation expense	1,293	2,867	4,160	1,304	3,001	4,305
Accretion of contract rights	4,318	—	4,318	4,178	—	4,178
Write-off of inventory and fixed assets	843	—	843	2,575	—	2,575
Asset acquisition expense and other non-recurring professional fees	484	790	1,274	—	—	—

Adjusted EBITDA	$67,843	$57,537	$125,380	$65,361	$52,166	$117,527

Cash paid for interest			(39,549)			(42,844)
Cash paid for capital expenditures			(45,683)			(57,936)
Cash paid for placement fees			(11,648)			(10,117)
Cash paid for income taxes, net of refunds			(293)			(222)

Free Cash Flow			$28,207			$6,408

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA
AND PROJECTED ADJUSTED EBITDA AND TO PROJECTED FREE CASH FLOW
FOR THE YEAR ENDING DECEMBER 31, 2019
(In thousands)

	2019 Adjusted EBITDA Guidance Range(1)
	Low	High
Projected net income	$20,000	$26,000
Projected income tax benefit	(2,000)	(3,000)
Projected interest expense, net of interest income	83,000	80,000

Projected operating income	$101,000	$103,000

Projected depreciation and amortization	130,000	134,000

Projected EBITDA	$231,000	$237,000

Projected non-cash stock compensation expense	9,000	8,000
Projected accretion of contract rights	9,000	8,000
Projected asset acquisition expense and other non-recurring professional fees	3,000	2,000

Projected Adjusted EBITDA	$252,000	$255,000

Projected cash paid for interest	(79,000)	(77,000)
Projected cash paid for capital expenditures	(105,000)	(108,000)
Projected cash paid for placement fees	(17,000)	(17,000)
Projected cash paid for income taxes, net of refunds	(1,000)	(1,000)

Projected Free Cash Flow	$50,000	$52,000

(1)	All figures presented are projected estimates for the year ending December 31, 2019.